EXHIBIT 99.1

[LOGO OF COMMONWEALTH TELEPHONE ENTERPRISES]

CTE Investor Relations

100 CTE Drive

Dallas, PA 18612-9774

INVESTOR NEWS

Contact:	David G. Weselcouch
Senior Vice President – Investor Relations
and Corporate Communications
(570) 631-2807

CTE Announces Sale of Additional $50 Million of Convertible Notes

Dallas, PA – July 17, 2003 — Commonwealth Telephone Enterprises, Inc. (“CTE”) (Nasdaq: CTCO, CTCOB), today announced that the initial purchasers of $250 million of its 3.25% convertible notes due 2023 have elected to exercise their option to purchase an additional $50 million principal amount of such notes. As previously announced, CTE intends to use the net proceeds from the offering for working capital, capital expenditures and other general corporate purposes, including acquisitions, debt retirement and potential common stock repurchases.

The notes and the shares of common stock of CTE issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About CTE

Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and highspeed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s eighth largest publicly held independent rural local exchange carrier (“RLEC”), which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), an RLEC “edge-out” local exchange carrier operating outside CT’s territory, that formally commenced operations in 1997. CTE’s support businesses include epix® Internet Services, one of the northeast’s largest rural Internet Service Providers; and, Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions. Additionally, CTE operates two other support businesses that provide products, services and expertise to its CT and CTSI operations. These businesses are Commonwealth Communications, a provider of telecommunications equipment and facilities management services; and, CLD, a long-distance reseller.

# # #